Exhibit 15.2
DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
UNAUDITED

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,301,333	$42,924,196
Accounts receivable — net	8,492,596	10,631,696
Investment securities	—	—
Inventory	932,037	417,122
Prepaid expenses and other current assets	3,526,555	3,019,861

Total current assets	37,252,521	56,992,875

PROPERTY AND EQUIPMENT:
Equipment used by subscribers	66,087,670	64,048,694
Other property and equipment	72,851,992	68,076,643

Total property and equipment	138,939,662	132,125,337
Less accumulated depreciation	(112,307,936)	(98,876,063)

Net property and equipment	26,631,726	33,249,274

INTANGIBLE ASSETS — Net	30,332,099	39,399,642

GOODWILL	61,101,703	60,940,370

DEFERRED INCOME TAXES	10,398,662	8,538,628

OTHER ASSETS — Net	6,187,647	6,904,131

TOTAL	$171,904,358	$206,024,920

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,691,250	$12,916,884
Accrued expenses	11,786,014	13,228,238
Unearned revenue	29,463,175	28,956,269
Current portion of long-term debt	2,147,089	29,386,478

Total current liabilities	50,087,528	84,487,869
DEFERRED RENT PAYABLE	60,261	352,803
OTHER NONCURRENT LIABILITIES	517,920	183,298
FAIR VALUE OF INTEREST RATE SWAP	4,353,453	4,849,091
LONG-TERM DEBT	209,877,977	211,403,522

Total liabilities	264,897,139	301,276,583

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Class A common shares, no par, no stated shares authorized; 97,000 shares issued and outstanding at September 30, 2008 and December 31, 2007	9,700,000	9,700,000
Class B common shares, non voting, no par, no stated shares authorized; 3,000 shares issues and outstanding at September 30, 2008 and December 31, 2007	300,000	300,000
Class C common shares, non voting, no par, 16,330 shares authorized; 15,420 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Paid-in-capital	1,869,501	1,869,501
Accumulated deficit	(104,855,224)	(107,114,106)
Accumulated other comprehensive loss	(7,058)	(7,058)

Total stockholders’ equity (deficit)	(92,992,781)	(95,251,663)

TOTAL	$171,904,358	$206,024,920

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
UNAUDITED

	2008	2007

REVENUES:
Subscriptions	$108,775,261	$101,596,097
Communication services	13,577,138	12,205,635
Advertising	6,472,464	7,502,539
Service and other	2,404,352	2,330,940

	131,229,215	123,635,211

EXPENSES:
Selling, general and administrative	85,156,552	81,638,590
Costs of sales	4,150,536	3,870,433
Depreciation and amortization	23,096,104	25,035,347
Subscriber equipment impairment charge	56,494	173,894

	112,459,686	110,718,264

OPERATING INCOME	18,769,529	12,916,947

OTHER (EXPENSE) INCOME:
Interest expense	(14,347,535)	(16,684,914)
Other income — net	697,565	356,925

	(13,649,970)	(16,327,989)

INCOME (LOSS) BEFORE INCOME TAXES	5,119,559	(3,411,042)

INCOME TAX EXPENSE (BENEFIT)	2,860,677	(988,025)

NET INCOME (LOSS)	$2,258,882	$(2,423,017)

See notes to consolidated financial statements.

DTN HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
UNAUDITED

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,258,882	$(2,423,017)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,096,104	25,035,347
Deferred income taxes	(1,433,252)	(2,070,000)
Amortization of debt issue costs	953,785	915,481
Change in fair value of interest rate derivatives	(495,638)	(1,300,443)
Gain on disposition of equipment and other assets	(5,923)	—
Subscriber equipment impairment charge	56,494	173,894
Change in assets and liabilities — net of acquisitions:
Accounts receivable	2,139,100	451,703
Inventory	(514,915)	(195,343)
Prepaid expenses and other assets	(409,373)	(329,854)
Accounts payable	(6,225,634)	(1,151,113)
Accrued expenses	(1,826,927)	1,982,711
Unearned revenue	475,406	(1,600,626)

Net cash flows from operating activities	18,068,109	19,488,740

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures:
Equipment used by subscribers	(2,673,195)	(3,064,766)
Other property and equipment	(4,798,888)	(4,546,753)
Acquisitions — net of cash acquired	(129,833)	(7,868,978)
Purchases of investments	(334,622)	(115,735)
Proceeds received from sale of equipment	10,500	—

Net cash flows from investing activities	(7,926,038)	(15,596,232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt	—	242,000,000
Payments on term debt and revolver	(28,764,934)	(240,700,000)
Payments of debt issuance costs	—	(1,002,000)

Net cash flows from financing activities	(28,764,934)	298,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	(18,622,863)	4,190,508

CASH AND CASH EQUIVALENTS — Beginning of year	42,924,196	8,737,331

CASH AND CASH EQUIVALENTS — End of period	$24,301,333	$12,927,839

See notes to consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Condensed Consolidated Financial Statements — The Condensed Consolidated Balance Sheet as of September 30, 2008, the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2008 and September 30, 2007 and the Condensed Consolidated Statements of Cash Flows for the nine months then ended have been prepared by the Company, without audit. In the opinion of management, all necessary adjustments (which include normal recurring adjustments) have been made to present fairly the financial statements as of September 30, 2008 and for all periods presented.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These Condensed Consolidated Financial Statements should be read in conjunction with the financial statements and notes thereto included herein for the fiscal year ended December 31, 2007. The accounting policies and methods of computation followed in these interim financial statements are the same as those followed in the financial statements for the year ended December 31, 2007. The results of operations for the periods ended September 30, 2008 are not necessarily indicative of the operating results for the full year.
2. ACQUISITIONS
In February 2008, the Company acquired certain business assets of Mobile Weather Team, Inc., which includes primarily a customer list, for $130,656 cash and assumed liabilities of $31,500, comprised of deferred revenue. The Company recorded goodwill of $162,156 and deferred revenue of $31,500 based on its preliminary valuation of the fair value of the assets acquired and liabilities assumed at the date of acquisition.
The purchase price allocation on the Mobile Weather Team., Inc acquisition is not finalized as the fair value determinations on the customer list acquired has not been completed. The Company expects to finalize the purchase price allocations by December 31, 2008.
3. INTANGIBLE ASSETS AND GOODWILL
Intangible assets consist of the following:

	September 30, 2008		December 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Customer relationships	$80,091,264	$(54,291,597)	$80,091,264	$(45,286,845)

Non-compete agreement	$282,361	$(137,929)	$282,361	$(75,138)

Intangible assets not subject to amortization — trade names	$4,388,000	$—	$4,388,000	$—

Aggregate amortization expense was $9,067,543 and $12,004,005 for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively.
The activity in goodwill for the nine months ended September 30, 2008 and the year ended December 31, 2007, is as follows:

Balance — January 1, 2007	$55,820,797
Surface Systems, Inc. acquisition (adjustment)	(105)
Progressive Farmer, Inc. acquisition (adjustment)	971,436
WeatherBank, Inc. acquisition	1,708,557
QuickFarm, Inc. acquisition	2,439,685

Balance — December 31, 2007	60,940,370

WeatherBank, Inc. acquisition (adjustment)	(823)
Mobile Weather Team, Inc. acquistion	162,156

Balance — September 30, 2008	$61,101,703

4. ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss consists of unrealized losses on available-for-sale-securities and are separately included as a component of stockholders’ equity.